P&F INDUSTRIES, INC. ACQUIRES UNIVERSAL AIR TOOL COMPANY LIMITED

MELVILLE, N.Y., July 29, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) announced today that it acquired all of the outstanding equity interests of Universal Air Tool Company Limited (“UAT”). UAT markets its pneumatic tools primarily to the automotive market in England and Ireland. The purchase price consisted of approximately $1,950,000 in cash, subject to a post-closing working capital adjustment. In addition, there is a potential contingent consideration payment due to the former shareholders of UAT of a maximum of approximately $425,000. The newly acquired company will be a wholly-owned subsidiary of P&F’s subsidiary, Florida Pneumatic Manufacturing Corporation. The Company believes that this acquisition will be immediately accretive to earnings.

Richard Horowitz, P&F’s Chairman, President and Chief Executive Officer, explained, “We are pleased to announce that this is the second acquisition of a pneumatic tool company in the past month. With this latest acquisition, Universal Air Tool Company Limited provides P&F with its first direct entry into the European market, and gives us an additional market to sell our Florida Pneumatic and newly acquired AIRCAT brand tools. We are excited about the potential growth opportunities and anticipated transformative effect provided by this acquisition, along with the Exhaust Technologies, Inc. acquisition, as we continue our objective to become the “go to” provider in the automotive air tool industry.”

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks and trade names, as well as under the private labels of major manufacturers and retailers.

About Universal Air Tool Company Limited.

Universal Air Tool Company Limited is the market leader in pneumatic air tool distribution to the automotive sector in the United Kingdom. The company offers a wide array of products designed with high quality standards, an acute interest in its customer’s requirements and satisfaction along with total specialization within the pneumatic tool market. These products are designed to meet strict European requirements.

Safe Harbor Statement

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com